Prospectus Supplement No. 15                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

                                                                 NUMBER OF
                              NUMBER OF                          SHARES OF
                              SHARES OF    PRINCIPAL AMOUNT     COMMON STOCK
                            COMMON STOCK       OF NOTES        ISSUABLE UPON
NAME OF SELLING             BENEFICIALLY     BENEFICIALLY      CONVERSION OF           BENEFICIAL OWNERSHIP AFTER
SECURITYHOLDER                  OWNED          OWNED (1)           NOTES             RESALE OF NOTES OR COMMON STOCK
---------------             -------------  ----------------    --------------        --------------------------------
                                                                                                      NUMBER OF
                                                                                PRINCIPAL             SHARES OF
                                                                                AMOUNT OF              COMMON
                                                                                  NOTES     PERCENT   STOCK (2)   PERCENT
                                                                                ---------   -------   ----------  -------
The following information
supplements the
information set forth in
the prospectus originally
filed or as previously
amended or supplemented:

Allentown City Officers &
Employees Pension Fund (3)          --     $    21,000             259                --       --         --          --

Policeman and Fireman
Retirement System of the
City of Detroit (3)                 --     $   580,000             7,160             --      --         --          --

Municipal Employees (3)             --     $   203,000             2,506             --      --         --          --

City of New Orleans (3)             --     $   234,000             2,888             --      --         --          --

Allentown City Firefighters
Pension Plan (3)                    --     $    26,000               320             --      --         --          --

Allentown City Police
Pension Plan (3)                    --     $    32,000               395             --      --         --          --

Trustmark Insurance (3)             --     $   400,000             4,938             --      --         --          --

Arlington County Employees
Retirement System (3)               --     $   639,000             7,888             --      --         --          --

Lyxor (3)                           --     $ 1,971,000            24,333             --      --        --           --

Alpha US Sub Fund 4, LLC (3)        --     $   681,000             8,407             --      --        --           --

2000 Revocable Trust FBO
A.R. Lauder / Zinterhofer (3)       --     $     7,000                86             --      --        --           --

Tag Associates (3)                  --     $   144,000            1,7777             --      --        --           --

State of Maryland
Retirement Agency (3)               --     $ 3,001,000            37,049             --      --        --           --

Advent Convertible Master
Cayman L.P. (3)                     --     $10,079,000            12,443             --      --        --           --

HFR Convertible Arbitrage
Account (3)                         --     $   824,000            10,172             --      --        --           --

Occidental Petroleum
Corporation (3)                     --     $   244,000             3,012             --      --        --           --

Shell Pension Trust (3)             --     $   369,000             4,555             --      --        --           --

1976 Distribution Trust
FBO Jane A. Lauder (3)              --     $    15,000               185             --      --        --           --

1976 Distribution Trust
FBO A.R. Lauder /
Zinterhofer (3)                     --     $     5,000                61             --      --        --           --

New Orleans Firefighters
Pension/Relief Fund (3)             --     $   126,000             1,555             --      --        --           --

City University of New
York (3)                            --     $   141,000             1,740             --      --        --           --

Grady Hospital Foundation (3)       --     $   125,000             1,543             --      --        --           --

Arapahoe County Colorado (3)        --     $    57,000               703             --      --        --           --

American Motorist
Insurance Company (3)               --     $   588,000             7,259             --      --        --           --

Pro-mutual (3)
                                    --     $   695,000             8,580           --         --        --           --

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of December 20, 2002 and will be updated as required.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is January 3, 2003.